SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 8, 2007

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Compensatory Arrangements of Certain Officers.

     On March 8, 2007, Federated Department Stores, Inc. (the "Company") and Terry J. Lundgren, Chairman, President and Chief Executive Officer, entered into an Employment Agreement (the "Agreement"), to be effective as of March 1, 2007.

     The term of the Agreement expires on February 28, 2011, unless such term is extended by agreement of the parties. In consideration for his services during the term of the Agreement, the Company has agreed to provide the following compensation to Mr. Lundgren: an annual base salary of not less than the greater of his current base salary of $1,500,000 or the base salary approved by the Board of Directors or its delegate, and an annual bonus payable (if any) under the terms of the Company's 1992 Incentive Bonus Plan (as such may be amended from time to time) based on performance goals established for the senior executives of the Employer on an annual basis by the Board of Directors or a Committee thereof, with the amount of bonus equal to a sliding percent of Mr. Lundgren's annual salary in effect as of the last day of the performance period based on performance against the targeted annual goals. If the Company notifies Mr. Lundgren that his services will no longer be required during the term (other than because of his disability) or if Mr. Lundgren terminates the agreement for good reason, Mr. Lundgren will be entitled to receive his base compensation and target bonus for the remainder of the term of the Agreement. Mr. Lundgren has also agreed to certain non-competition, confidentiality and non-solicitation covenants under the Agreement.

     The description of the Agreement contained herein is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits

		10.1	Employment Agreement between the Company and Terry J. Lundgren, effective as of March 1, 2007

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: March 9, 2007	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Index to Exhibits

Index Number

10.1	Employment Agreement between the Company and Terry J. Lundgren, effective as of March 1, 2007